UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 02, 2024

Arcadia Biosciences, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37383	81-0571538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5950 Sherry Lane Suite 215
Dallas, Texas		75225
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 214 974-8921

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	RKDA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 2, 2024, Arcadia Biosciences, Inc. (“Arcadia”) and Stanley Jacot, Jr. entered into a Separation and Release Agreement (“Separation Agreement”), pursuant to which Mr. Jacot resigned as Arcadia’s president, chief executive officer and director. Pursuant to the Separation Agreement, in consideration for Mr. Jacot entering into and not revoking the Separation Agreement, Arcadia agreed to pay Mr. Jacot a cash severance payment equal to $288,077, less applicable withholdings, taxes and other lawful deductions, payable in a lump sum after the Separation Date and after the expiration of the applicable revocation period (or otherwise as provided in the Separation Agreement). In addition, the Separation Agreement provides for twelve months of accelerated vesting of stock options held by Mr. Jacot and the payment of Mr. Jacot’s health insurance premiums through February 2025. Subject to certain exceptions and limitations, the Separation Agreement includes a general release of claims by Mr. Jacot and customary confidentiality and non-disparagement provisions. The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement filed as an exhibit to this Report and incorporated herein by reference.

On July 3, 2024, Arcadia’s board of directors appointed Thomas J. Schaefer, Arcadia’s current chief financial officer, to the position of president and chief executive officer of Arcadia, effective as of July 5, 2024. Mr. Schaefer, age 48, has served as Arcadia’s chief financial officer since January 2023. Mr. Schaefer joined Arcadia in July 2020 as senior director of finance and served as vice president of finance and investor relations for the company until his appointment as chief financial officer. Prior to that, Mr. Schaefer was the director of finance at Flavor Producers, a portfolio company owned by the private equity firm GTCR that specializes in beverages and snacks, from June 2018 through July 2020. Prior to 2018, he held a number of finance roles with various companies and worked as an equity research analyst with Edward Jones early in his career. Mr. Schaefer, a chartered financial analyst, earned a bachelor of business administration in economics and finance from McKendree University in Lebanon, Illinois and a master of business administration from the Marshall School of Business at the University of Southern California.

On July 3, 2024, Arcadia’s board of directors appointed Mark Kawakami as Arcadia’s new chief financial officer to succeed Mr. Schaefer, effective as of July 5, 2024. Mr. Kawakami, age 46, joined Arcadia in September 2021 as the director of finance, and since January 2023, he has served as Arcadia’s vice president of finance. Prior to joining Arcadia, Mr. Kawakami was the director of business analytics at Renaissance Food Group from July 2020 to August 2021. Renaissance Food Group, a subsidiary of Calavo Growers, specialized in the manufacture of consumer food products distributed through multiple retail and wholesale channels. From February 2018 to July 2020, Mr. Kawakami worked as a consultant for DLC, a consultancy specializing in finance, accounting, and project management. Prior to 2018, Mr. Kawakami worked as a finance consultant and held finance roles with companies in various industries including grocery, convenience retail, and financial services. Mr. Kawakami earned a bachelor of International Relations from the University of Southern California and a master of business administration from the Marshall School of Business at the University of Southern California. Mr. Kawakami’s annual base salary is $212,063.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1+	Separation Agreement for Stanley Jacot Jr.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+ Represents a compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCADIA BIOSCIENCES, INC.

Date:	July 8, 2024	By:	/s/ THOMAS J. SCHAEFER
Thomas J. Schaefer, Chief Executive Officer